Exhibit 99.1

FOR IMMEDIATE RELEASE	July 28, 2003

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP     (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS NET EARNINGS FOR Q2 2003

Stamford, CT, July 28, 2003 – Merrill J. Forgotson, President and Chief Executive Officer and the Board of Directors of Cornerstone Bancorp, Inc. (the “Bancorp”), today reported consolidated net earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”), for the second quarter of 2003.

In spite of the continuing pressure on interest rate spread and other economic uncertainty, the Bancorp’s net income for the six-month period ended June 30, 2003 was $829,000, compared to net income of $894,000 for the first six months of 2002. Net income for the 2002 period included an after-tax recovery of $110,000 in interest and late charges on a non-performing loan, with no similar recovery in the first six months of 2003. Earnings per diluted share were $0.67 for the six months ended June 30, 2003, compared to $0.73 in the year ago period.

Total assets increased to $232,660,000 on June 30, 2003 compared to $212,054,000 on December 31, 2002, an increase of 10%. Loans decreased to $119,154,000 on June 30, 2003 compared to $128,719,000 on December 31, 2002, a decrease of 7% due to scheduled payoffs, sales of mortgages and SBA loans. On the liability side of the balance sheet, total deposits increased to $204,812,000 on June 30, 2003 from $183,021,000 on December 31, 2002, an increase of 12%.

On June 4, 2003, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The cash dividend was paid on July 15, 2003 to stockholders of record as of the close of business on June 30, 2003.

Mr. Forgotson commented on the responsibility of the Bank, “Cornerstone will continue to be a community bank dedicated to serving the deposit and loan needs of the community it serves.”

He commented further on bank operations, “As we move forward in this period of economic uncertainty we will continue to vigorously focus on the maintenance of asset quality, interest and non-interest income and expense control. We believe this is the best way to achieve the shared goals of the community we serve and our shareholders.”

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank operates from three full service locations in Stamford, a full service location in Greenwich, a full service location and a business development office in Norwalk, a full service location in Westport and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Six Months Ended June 30,	2003	2002
Total Interest Income	$5,607,000	$5,709,000
Net Interest Income	4,070,000	4,138,000
Provision for Loan Losses	175,000	112,000
Income Before Taxes	1,337,000	1,490,000
Income Tax Expense	508,000	596,000
Net Income	829,000	894,000
Basic Earnings Per Share	0.69	0.75
Diluted Earnings Per Share	0.67	0.73

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

The forward-looking statements contained in this report speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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